Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MidWestOne Financial Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-59510) of MidWestOne Financial Group, Inc. (formerly known as ISB Financial Corp.) of our report dated April 15, 2008, with respect to the consolidated balance sheets of MidWestOne Financial Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and to its incorporation by reference in this Amendment No. 1 to Current Report on Form 8-K of MidWestOne Financial Group, Inc. (formerly known as ISB Financial Corp.).

As discussed in Notes 1 and 15 to the consolidated financial statements, effective January 1, 2006, MidWestOne Financial Group, Inc. changed its method of accounting for stock-based compensation.

/s/ KPMG LLP

Des Moines, Iowa
May 30, 2008